                    Funding and Stock Subscription Agreement

        This Agreement, made and entered into this 8th day of June, 2001 by and between Tampa Bay Financial, Inc., a Florida corporation ("TBF"), and DNA Print genomics, Inc., a Utah corporation (the "Company") and its wholly owned subsidiary DNA Print genomics, Inc., a Florida corporation (the "Subsidiary").

        Whereas, the Company and the Subsidiary desire funding at a level totaling
Two Million Dollars ($2,000,000) for the twelve (12) month period commencing
July 15, 2001, based on the attached budget; and

        Whereas, TBF desires to provide such funding in exchange for the issuance of stock of the Company.

         Now, therefore, the parties agree as follows:

1.      Funding. TBF agrees to provide, or to cause one or more other persons to provide, directly or indirectly, Two Million ($2,000,000) to the Company and the
        Subsidiary on a monthly basis in accordance with the following schedule.

                                            Subsidiary        Company

         July, 2001                          $ 72,916         $10,416
         August, 2001                        $145,833         $20,833
         September, 2001                     $145,833         $20,833
         October, 2001                       $145,833         $20,833
         November, 2001                      $145,833         $20,833
         December, 2001                      $145,833         $20,833
         January, 2002                       $145,833         $20,833
         February, 2002                      $145,833         $20,833
         March, 2002                         $145,833         $20,833
         April, 2002                         $145,833         $20,833
         May, 2002                           $145,833         $20,833
         June, 2002                          $145,833         $20,833
         July, 2002                          $ 72,916         $10,416

                Payments shall be made during the course of each month; provided, however, that $150,000 of the total amount payable to the Company is to be provided in kind, by performance of services by TBF on an as needed basis, including but not limited to the following:

                                       1

         Accounting
         Negotiation Assistance (including capital raising)
         Public Entity Administration
         Promotion
         Assistance with Securities Filings
         Other Administrative Requests

2.      Consideration. In consideration of the payments set forth above, the
        Company shall issue to TBF (or to such persons as TBF may designate in compliance with all applicable laws) an aggregate of Forty Million
        (40,000,000) shares of restricted common stock of the Company, to be released each calendar quarter upon completion of the required payments by
        TBF for such calendar quarter.

3.      Future Funding. TBF, the Company and the Subsidiary agree to meet in May,
        2002 to consider extension of their relationship.

4.      Change in Control. In the event of a merger, sale, recapitalization, or any other transaction which substantially alters the role of TBF in the affairs of the Company, TBF shall be entitled to receive all shares issuable under this Agreement, whether funded or not. Immediately prior to such transaction, TBF shall issue a noninterest bearing promissory note to the
        Company payable over a three year period for any unfunded shares at $.05 per share.

        In witness whereof, the parties have executed this Agreement on the date set forth above.

Tampa Bay Financial, Inc.

/s/ Carl L.Smith
Carl L. Smith, Chief Executive Officer

DNA Print genomics, Inc. - Florida

/s/ Dr. Tony Frudakis
Dr. Tony Frudakis, Chief Executive Officer

DNA Print genomics, Inc. - Utah

/s/ Matthew A. Veal
Matthew A. Veal, Chief Financial Officer